Contacts:                                                                                                                                                                  Exhibit 99.2
Robert Starr                                        Steve Crosby
SVP & Treasurer                               SVP, Government Affairs and Public Relations
203-614-5708                                        916-206-8198
robert.starr@ftr.com                         steven.crosby@ftr.com

Frontier Communications
Names New EVP & Chief Financial Officer

STAMFORD, Conn., December 19, 2012 - Frontier Communications Corporation (NASDAQ: FTR) announced today that John M. Jureller will join the company on January 7, 2013.  On February 27, 2013, he will succeed Don Shassian, Executive Vice President and Chief Financial Officer who has announced his resignation.  Mr. Shassian will be in his current position through the year-end 2012 closing process and filing of the year-end financial statements and certifications on February 26, 2013.  Mr. Shassian will remain with Frontier until March 31, 2013 to help transition responsibilities.

Maggie Wilderotter, Chairman and Chief Executive Officer, stated, “I am delighted to welcome John to Frontier. His strong financial and operational background provides the skills the company needs to succeed in a highly competitive environment.”

From 2008 through 2012, Mr. Jureller was Senior Vice President, Finance and Operations for the Resources Group of General Atlantic LLC, a global growth private equity firm managing $17 billion around the globe.  There he demonstrated expertise with turnaround companies, merger integration planning and execution, risk management, financial planning and analysis expertise, and other financial and operating functions.

Before this, he was Chief Financial Officer of WestPoint International, Inc., with overall financial responsibility for a $900 million company.  He was responsible for all financial matters, including public financial reporting, taxation, internal audit and corporate finance.  He worked closely with the CEO and COO to develop new strategies to stabilize operations and cash flow.

From 2003 through 2006, Mr. Jureller was with ALIXPARTNERS LLC, a turnaround and restructuring company.  His responsibilities gave him wide exposure to telecommunications, including cable, wireless and internet services.  Previously, he was Chief Financial Officer of Trans-Resources, Inc; Senior Vice President, Corporate Development at Gartner, Inc.; and Senior Vice President, Finance and Corporate Development at Caribiner International, Inc.  Early in his career, Mr. Jureller held increasingly senior financial roles at PepsiCo World Trading Company, Inc., Emcor Group, Inc., and General Electric Capital Corporation.  Mr. Jureller began his career in finance at Bankers Trust Company.

Mr. Jureller earned both a B.S. with Distinction and an M.B.A. in Finance from Cornell University.  He is a member of the White Plains Hospital Board Finance Committee in White Plains, New York.

About Frontier Communications
Frontier Communications Corporation (NASDAQ: FTR) is an S&P 500 company and is included in the FORTUNE 500 list of America’s largest corporations. Frontier offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices and advanced business communications for medium and large businesses in 27 states.  Frontier’s approximately 15,300 employees are based entirely in the United States.  More information is available at www.frontier.com.
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